Exhibit 99.1

Finch Therapeutics Announces Clinical Collaboration in Ulcerative Colitis with Brigham and Women’s Hospital and Updates to University of Minnesota License Agreement

SOMERVILLE, Mass., April 18, 2023 (GLOBE NEWSWIRE) -- Finch Therapeutics Group, Inc. (“Finch”, “Finch Therapeutics” or the “Company”) (Nasdaq: FNCH), a microbiome technology company with a portfolio of intellectual property and microbiome assets, today announced that it has entered into a clinical trial agreement with Brigham and Women’s Hospital for the evaluation of CP101, a Complete Consortia microbiome therapeutic, in ulcerative colitis. The Company also announced updates to its license agreement with the University of Minnesota.

Under the clinical trial agreement, Brigham and Women’s Hospital will conduct an investigator-sponsored trial that is designed to compare two doses of CP101 in patients with mild-to-moderate ulcerative colitis. The study is designed to generate data on safety, pharmacokinetics, pharmacodynamics and clinical efficacy, and aims to build on a growing body of evidence supporting the role of the microbiome in improving outcomes for patients suffering from ulcerative colitis. Topline data from this clinical study is anticipated in 2025.

The Company also announced that it has amended its license agreement with the University of Minnesota, through which Finch has exclusively licensed 13 issued patents and 7 patent applications covering specific approaches to formulations comprising human fecal microbes, methods of increasing microbiota diversity, and methods of decreasing the relative abundance of certain bacteria. A key feature of the amendment allows Finch to satisfy certain performance milestones through sublicensing agreements, aligning with Finch’s new strategic focus on collaborations and partnerships.

“Today’s announcements reflect our continued progress executing against our strategy to build value and advance our microbiome technology through external partnerships,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “The clinical trial agreement to evaluate CP101 in ulcerative colitis builds on many years of work at Finch to develop product candidates to serve this important unmet medical need. We look forward to working with our collaborators at Brigham and Women’s Hospital to evaluate CP101 in this new clinical setting, where I believe an orally administered Complete Consortia product offers the potential to reset the pathophysiology of this disease. I am also pleased to extend our long-standing relationship with the University of Minnesota, which we believe positions us to continue to advance our microbiome technology through collaborations and partnerships.”

About CP101

CP101 is an investigational, orally administered microbiome therapeutic designed to deliver a diverse microbial community. CP101 is designed to address multiple therapeutic indications by restoring a diverse microbial community and key physiological pathways that are believed to be disrupted in multiple gut- and immune-related diseases.

About Finch Therapeutics

Finch Therapeutics is a microbiome technology company with a portfolio of intellectual property and microbiome assets. Finch has a robust intellectual property estate reflecting the Company’s pioneering role in the microbiome therapeutics field, including more than 70 issued U.S. and foreign patents with critical relevance for both donor-derived and donor-independent microbiome therapeutics in a range of potential indications. Finch’s assets include CP101, an investigational, orally administered microbiome candidate with positive clinical date from a Phase 2 randomized, placebo-controlled trial and a Phase 2 open-label trial in recurrent C. difficile infection (CDI). Additionally, Finch has pre-clinical assets that are designed to target ulcerative colitis, Crohn’s disease, and autism spectrum disorder, along with a significant biorepository of samples and microbial strains. In January 2023, Finch announced a decision to discontinue its Phase 3 trial of CP101 in recurrent CDI. Following this decision, Finch is focused on realizing the value of its intellectual property estate and other assets, while supporting the advancement of its microbiome technology through partnerships and collaborations.

Forward-Looking Statements:

This press release includes “forward-looking statements.” Words such as “will,” "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: the outcome and timelines associated with the investigator-sponsored trial to be conducted with Brigham and Women’s Hospital and the ability of the investigator-sponsored trial to contribute to the body of evidence supporting the role of the microbiome in improving outcomes for patients suffering from ulcerative colitis; Finch’s ability to execute against its strategy to build value and advance its microbiome technology through external innovation, including collaborations and partnerships; the therapeutic potential of CP101 in ulcerative colitis; and the ability of the Company to advance its microbiome technology through collaborations and partnerships. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, those related to: the possibility that Finch will not be able to realize the value of its intellectual property estate and other assets; Finch’s ability to comply with regulatory requirements; the possibility that Finch’s collaborators may be delayed in initiating, enrolling or completing clinical trials; results of clinical trials may not be indicative of final or future results from later stage or larger clinical trials (or in broader patient populations) or may not be favorable or may not support further development; product candidates developed using Finch’s microbiome technology may not generate the benefits to patients that are anticipated; and Finch’s ability to maintain patent and other intellectual property protection and the possibility that Finch’s intellectual property rights may be infringed, invalid or unenforceable or will be threatened by third parties. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in Finch’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 23, 2023, as well as discussions of potential risks, uncertainties, and other important factors in Finch’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Stephen Jasper

Gilmartin Group

(858) 525-2047

stephen@gilmartinir.com

Media and Collaborator Contact:

info@finchtherapeutics.com